Exhibit 2.6

FORM OF LOCK-UP AGREEMENT

August 22, 2020

Proteostasis Therapeutics, Inc.

80 Guest Street, Suite 500

Boston, MA 02135

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410

Boston, MA 02135

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Proteostasis Therapeutics, Inc., a Delaware corporation (“PTI”) proposes to enter into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “Merger Agreement”) with PANGOLIN MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of PTI (“Merger Sub”), Yumanity Therapeutics, Inc., a Delaware corporation (the “Company”), and Yumanity Holdings, LLC, a Delaware Limited Liability company (“Holdings”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to each of the Parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of PTI, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of PTI Common Stock or any securities convertible into or exercisable or exchangeable for PTI Common Stock (including without limitation, (a) PTI Common Stock or such other securities of PTI which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC, (b) securities of PTI which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit and (c) PTI Common Stock or such other securities to be issued to the undersigned in connection with the Merger), in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of PTI Common Stock or such other securities, in cash or otherwise; or

(iii)	make any demand for or exercise any right with respect to the registration of any shares of PTI Common Stock or any security convertible into or exercisable or exchangeable for PTI Common Stock.

provided that, PTI agrees that, at least three Business Days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of PTI Common Stock, PTI will notify the undersigned in writing of the impending release or waiver and grant to the undersigned, concurrently and on the same terms and conditions, such equivalent release or waiver.

Notwithstanding the foregoing, the restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a) transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the direct or indirect benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

(ii)

if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), or (C) with the prior written consent of PTI; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, (A) in the case of any transfer or distribution pursuant to this clause (a)(i) or (a)(iii) such transfer is not for value, and (B) each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to PTI a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of PTI Common Stock or such other securities that have been so transferred or distributed;

(b) the exercise of an option (including a net or cashless exercise of an option) or settlement of a restricted stock unit (including the net settlement thereof) for PTI Common Stock, and any related transfer of shares of PTI Common Stock to PTI for the purpose of paying the exercise price of such options or any related transfer of shares of PTI Common Stock for paying taxes (including estimated taxes, as provided in the following subsection (c)) due as a result of the exercise of such options or settlement of such restricted stock units (including any net settlement of restricted stock units); provided that, for the avoidance of doubt, the underlying shares of PTI Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c) the sale or transfer of any PTI Common Stock underlying options or restricted stock units held by the undersigned that are at the time of such sale or transfer vested, exercised and/or settled, to satisfy income tax withholding and remittance obligations in connection with the vesting of such options or restricted stock units (as applicable); provided that any filing under Section 16 of the Exchange Act required in connection therewith indicates that such transfer is to satisfy income tax withholding and remittance obligations in connection with the vesting, exercise and/or settlement of options or restricted stock units (as applicable);

(d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of PTI Common Stock; provided that such plan does not provide for any transfers of PTI Common Stock during the Restricted Period;

(e) transfers or sales by the undersigned of shares of PTI Common Stock acquired by the undersigned on the open market following the Closing Date;

(f) transfers by the undersigned of shares of PTI Common Stock to PTI in connection with the termination of employment or other termination of the undersigned and pursuant to agreements in effect as of the Effective Time whereby PTI has the option to repurchase such shares or securities; or

(g) transfers or distributions pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of PTI Common Stock involving a change of control of PTI (including entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of shares of PTI Common Stock (or any security convertible into or exercisable for PTI Common Stock), or vote any shares of PTI Common Stock in favor of any such transaction or taking any other action in connection with any such transaction), provided that the restrictions set forth in this Lock-Up Agreement shall continue to apply to the Undersigned’s Shares should such tender offer, merger, consolidation or other transaction not be completed;

and provided, further, that, with respect to each of (a), (b) and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee, as the case may be) under the Exchange Act (other than (i) a filing at any time on a Form 5 or (ii) a filing after the expiration of the Restricted Period on a Schedule 13D or Schedule 13G (or Schedule 13D/A or Schedule 13G/A)), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase PTI Common Stock following such individual’s termination of service relationship (including service as a director) with PTI that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to PTI prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement and will not be recorded on the share register of PTI. In furtherance of the foregoing, the undersigned agrees that PTI and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

In the event that any holder of PTI Common Stock or securities convertible into or exercisable or exchangeable for PTI Common Stock (including, without limitation, PTI Common Stock to be issued to such holder in connection with the Merger) that is subject to a substantially similar letter agreement entered into by such holder, other than PTI or the undersigned, is permitted by PTI to sell or otherwise transfer or dispose of shares of PTI Common Stock or securities convertible into or exercisable or exchangeable for PTI Common Stock (including, without limitation, PTI Common Stock to be issued to such holder in connection with the Merger) for value other than as permitted by this Lock-Up Agreement or a substantially similar letter agreement entered into by such holder, the same percentage of shares of PTI Common Stock or securities convertible into or exercisable or exchangeable for PTI Common Stock (including, without limitation, PTI Common Stock to be issued to such holder in connection with the Merger) held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein.

This Lock-Up Agreement shall terminate automatically, and the undersigned shall automatically be released from all restrictions and obligations under this Lock-Up Agreement upon the earlier of the (i) the expiration of the Restricted Period and (ii) if the Merger Agreement is terminated for any reason, upon the date of such termination. The undersigned understands that PTI and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon PTI and the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by PTI and/or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to PTI and the Company in the event that any provision of this Lock-Up Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that PTI and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which PTI and the Company are entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of PTI or the Company with respect thereto.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by PTI, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed by
Proteostasis Therapeutics, Inc.

By
Name:
Title:

Yumanity Therapeutics, Inc.

By
Name:
Title: